AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP EQUITY FUNDS IV and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the ?Investment Manager?), amended as of the 30th day of June, 2016, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets)
Annual Rate
Delaware Smid Cap Growth Fund
(formerly Delaware Growth Opportunities Fund)
January 4, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion
Delaware Healthcare Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware Small Cap Growth Fund
June 30, 2016
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

DELAWARE GROUP EQUITY FUNDS IV

By:     Michael F. Capuzzi
Name:  Michael F. Capuzzi
Title: Senior Vice President

By:  Shawn Lytle
Name: Shawn Lytle
Title: President and Chief Executive Officer

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